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Exhibit 5.0


[LETTERHEAD]


December 16, 2005
Miracor Diagnostics, Inc.
9191 Towne Centre Drive, Suite 400
San Diego, California 92122.

               Re:    Registration Statement on Form S-3
                      Miracor Diagnostics, Inc.
                       common stock, par value $.15 per share

Gentlemen:

         We are counsel for Miracor Diagnostics, Inc., a Utah corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on December 16, 2005 for the resale of up to 5,000,000 shares of common stock, $.15 par value, of the Company by a selling shareholder (the "Shares").

         In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that:

         The Shares to be issued upon the conversion of that certain convertible promissory note, as covered by the Registration Statement and registered on behalf of the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ David Wagner & Associates, P.C.
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    DAVID WAGNER & ASSOCIATES, P.C.